Mandalay Digital Group, Inc. Prices $12 Million Underwritten Offering

LOS ANGELES, Aug. 16, 2013 /PRNewswire/ -- Mandalay Digital Group, Inc. and its subsidiaries (NASDAQ:MNDL) (collectively, "Mandalay Digital or "the Company"), today announced that it has priced an underwritten public offering of shares of common stock at a public offering price of $2.48 per share for gross proceeds of approximately $12 million, prior to deducting underwriting discounts and commissions and offering expenses payable by the Company.  We have also granted the underwriter a 30-day option to purchase up to an additional 725,806 shares of common stock to cover over-allotments, if any.

The offering is expected to close on or about August 21, 2013, subject to satisfaction of customary closing conditions.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc., served as the sole book-running manager in connection with the offering.

The offering is being made pursuant to a shelf registration statement that Mandalay Digital filed with the Securities and Exchange Commission ("SEC") and which is effective. A prospectus supplement relating to the offering will be filed with the SEC. When available, copies of the prospectus supplement and the accompanying prospectus relating to these securities may be obtained by contacting Ladenburg Thalmann & Co., Inc., at 4400 Biscayne Blvd., 14th Floor, Miami, Florida 33137 or by calling 305.572.4200.  Electronic copies of the prospectus supplement and accompanying prospectus will also be available on the website of the SEC at http://www.sec.gov.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Mandalay Digital Group

Mandalay Digital Group, Inc. (NASDAQ:MNDL) is at the convergence of Internet media content and mobile communications. It delivers a mobile services platform that works with mobile operators and third-party publishers to provide portal management, user interface, content development and billing technology that enables the responsible distribution of mobile entertainment. Mandalay Digital is headquartered in Los Angeles and has offices in Australia, Germany and Israel. For additional information, visit www.mandalaydigital.com.

Forward Looking Statements

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to ability to raise new capital on acceptable terms or at all, ability to manage international operations, ability to identify and consummate roll-up acquisitions targets, levels of orders, ability to record revenues, release schedules, finalization and market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in Mandalay Digital Group's filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Contacts:
MZ North America
John Mattio, SVP
Tel: +1-212-301-7130
Email: john.mattio@mzgroup.us
www.mzgroup.us

SOURCE Mandalay Digital Group, Inc.